Exhibit 99.1

Investor Relations Contact:
Raphael Gross of ICR
203.682.8200

Kona Grill Releases Preliminary First Quarter 2009 Results

SCOTTSDALE—(Globe Newswire)—April 13, 2009 – Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today released preliminary results for its first quarter ended March 31, 2009.

For the first quarter of 2009, preliminary restaurant sales increased 7.5% to $19.5 million from $18.1 million a year-ago. The growth in restaurant sales reflects additional revenues from four restaurants opened since June 2008. Comparable restaurant sales decreased approximately 9.6% compared to a 2.4% decrease in the prior year period. The Company had previously guided to restaurant sales of $18.3 million to $19.3 million for the three-month period.

Based upon preliminary first quarter 2009 restaurant sales, the Company now expects a preliminary loss of ($1.1) million to ($1.3) million, or ($0.17) to ($0.21) per share. This compares to previous guidance of a net loss of ($1.4) million to ($1.9) million, or ($0.22) to ($0.29) per share.

“Our updated guidance reflects higher sales during the first quarter than we had originally forecasted. Additionally, we were able to successfully control operating costs, which translated into additional bottom line savings. These cost control initiatives provide us with opportunities to improve our margins once sales stabilize,” said Marcus E. Jundt, Chief Executive Officer and President of Kona Grill.

First Quarter 2009 Earnings Release and Conference Call
The Company also announced that it will release first quarter 2009 financial results on Wednesday, April 29, 2009 after the market close. A conference call will follow at 5:00 PM ET and will be webcast live from the investor relations portion of the company’s website at www.konagrill.com.

Listeners may also access the call by dialing 1-888-221-9591 or 1-913-312-6670 for international callers. A replay of the call will be available until Wednesday, May 6, 2009, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4763165.

About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. For further information, please visit our website at www.konagrill.com.

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.